Exhibit 5.1

OPINION OF MORI HAMADA & MATSUMOTO

May 2, 2005

Mitsubishi Tokyo Financial Group, Inc.

4-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-6326

Japan

Registration Statement on Form F-4 of Mitsubishi Tokyo Financial Group, Inc.

Dear Sirs and Mesdames:

We have been acting as legal advisers to Mitsubishi Tokyo Financial Group, Inc. (the “Company”), a joint stock corporation incorporated under the Commercial Code of Japan, regarding the merger (the “Merger”) of the Company and UFJ Holdings, Inc. (the “UFJ Holdings”) pursuant to the integration agreement (including its amendments, the “Integration Agreement”) among the Company, UFJ Holdings and their respective bank, trust bank and securities company subsidiaries dated February 18, 2005 and the merger agreement (the “Merger Agreement” and together with the Integration Agreement, the “Agreements”) between the Company and UFJ Holdings dated April 20, 2005, whereby UFJ Holdings will merge into the Company.

As such legal advisers, we have been asked to render our opinion as to certain legal matters in connection with the Registration Statement on Form F-4 (the “Registration Statement”) of the Company filed with the United States Securities and Exchange Commission (File No. 333-123136), for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”), certain shares (the “Shares”) of the Company’s common stock and class 11 preferred stock to be issued in connection with the Merger to United States shareholders of common stock and class VI preferred stock of UFJ Holdings recorded as of the day immediately preceding the date of the merger. For such purpose, we have examined, inter alia, the following documents:

(i)	certified copies of the Agreements;

(ii)	certified copies of the Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Regulations of the Company;

(iii) form	of the Articles of Incorporation included as an exhibit to the Merger Agreement;

(iv)	minutes of the meeting of the Board of Directors of the Company held on February 18, 2005 and a certificate regarding the meeting of the Board of Directors of the Company held on April 20, 2005; and

(v)	a certified copy of the excerpt minutes of the meeting of the Board of Directors of UFJ Holdings held on February 18, 2005 and a certificate regarding the meeting of the Board of Directors of UFJ Holdings held on April 20, 2005.

We have also examined such other certificates and corporate and other records and documents of the Company and such other matters, documents and records, and considered such questions of law, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth. All words defined in the Agreements and used and not otherwise provided herein shall have the same meaning as is defined in the Agreements.

Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and based on assumptions stated below, we are of the opinion that:

(a)	when the Shares have been duly issued pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable; and

(b)	the statements set forth in the Registration Statement under the captions “Questions and Answers about the Merger—What are the Japanese tax consequences of the Merger?”, “Summary—Material Tax Consequences—Japanese Taxation” and “Taxation—Japanese Taxation”, insofar as they purport to constitute a summary of Japanese tax law, fairly summarize such Japanese tax law.

In rendering the above opinion, we have assumed in all relevant cases that (i) the Merger is approved by all necessary general shareholders meetings of the Company and UFJ Holdings, each scheduled to be held on June 29, 2005, (ii) all necessary governmental authorization and approvals, including the approval from the Prime Minister of Japan and the expiration of the waiting period without any objection from the Fair Trade Commission of Japan, are acquired or completed, (iii) registration of the Merger in the commercial register scheduled to be made on or around October 3, 2005 is made, (iv) the Company and UFJ Holdings comply with all document retention, shareholder notice and other procedural requirements imposed by the Commercial Code of Japan in connection with the Merger, (v) the above documents are, where appropriate, executed in the form or substantially in the form of the copies examined by us and (vi) all relevant matters would be found to be legal, valid and binding under the applicable laws of, or not otherwise contrary to public policy or any mandatory provisions of applicable laws of, any jurisdiction other than Japan, as presently or hereafter in force or given effect. Furthermore, we have assumed due authorization of the transactions contemplated by and due execution and delivery of all the agreements or instruments referred to above by the respective parties thereto other than the Company, all substantially in the form of the copies thereof examined by us, which facts we have not independently verified.

The above opinion is limited to the laws of Japan and is given on the basis that it will be governed and construed in accordance with the laws of Japan. We have made no investigation on any laws of any jurisdiction other than Japan and neither express nor imply any opinion as to the effect of any law of any jurisdiction other than Japan.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and we also consent to the reference made to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

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Yours faithfully, MORI HAMADA & MATSUMOTO

By:	/S/ TORU ISHIGURO
Toru Ishiguro

By:	/S/ KEN MIURA
Ken Miura

By:	/S/ KENTARO MOGAMI
Kentaro Mogami

By:	/S/ KUMI SANO
Kumi Sano

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